Exhibit 99.1
Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy, Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY ANNOUNCES 2006 YEAR-END FINANCIAL RESULTS

First Year of Operations Marked by Completion of Land Acquisitions and Initiation of Drilling Programs

CALGARY, Alberta, March 29, 2007, Gran Tierra Energy Inc. (OTCBB: GTRE.OB), a company focused on oil exploration and production in South America, today announced financial results of operations for the quarter and year ended December 31, 2006.

Total revenue for 2006 was $12.1 million as compared to $1.1 million for 2005. Net loss for the year amounted to $5.8 million or ($0.08) per diluted share as compared to a loss of $2.2 million or ($0.16) per diluted share in 2005.

In comparison to 2005, the 2006 year end results include a $3.8 million increase in operating costs as well as a $4.5 million increase in general and administrative (G&A) expenses resulting primarily from a full year of the company’s Argentina operations and approximately six months of its Colombia operations. Other cost increases in 2006 include $3.6 million in depletion, depreciation, and accretion (DD&A) costs from the company’s acquisition activity and capital expenditures, approximately $0.4 million in foreign exchange costs, and $1.5 million in liquidated damages due to the delay in having the company’s registration statements for the resale of the shares of the company’s common stock issued in the 2005 and 2006 financings declared effective by the U.S. Securities and Exchange Commission (SEC).

Revenue for the fourth quarter ended December 31, 2006 increased 395% to $3.5 million as compared to $0.7 million for the same period of 2005. Net loss for the quarter was $4.0 million or ($0.04) per diluted share as compared to net loss of $1.7 million, or ($0.04) per diluted share for the same period in 2005.

Included in the fourth quarter 2006 results are $1.5 million in operating costs, $2.7 million in G&A expenses related to the company’s Argentina and Colombia operations, $1.8 million of DD&A and $1.5 million of liquidated damages discussed above. No liquidated damages were incurred in 2005.

Year over year, the company reported a 985% increase in cash and equivalents and short-term investments to $24.1 million at December 31, 2006. Working capital increased by 416% in 2006 to $14.3 million at year end. Shareholders’ equity increased from $11 million at December 31, 2005 to $76.2 million at December 31, 2006, and the company reported no outstanding long-term debt as of year end.

Externally audited oil reserves net after royalty to Gran Tierra Energy as of December 31, 2006 were 3.0 million barrels proved, 1.2 million barrels probable, and 2.9 million barrels possible. Average oil production for the fourth quarter of 2006, net after royalty, was approximately 1,050 barrels per day.

Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc., commented, “2006 was an extremely successful year in executing the first stage of our growth strategy. We have established a base of proved reserves, commenced production, began cash flow, and acquired undeveloped land for future development in countries that we believe have proven petroleum systems, stable legal environments, and offer attractive fiscal policies that encourage exploration by companies such as Gran Tierra.”

Coffield continued, “2006 was also a challenging year for the company. As expected, acquisition and related start-up costs resulted in a net loss for the year. Regulatory approvals for certain acquisitions in 2006 caused delays in our work program during the year and industry shortages in rig contracting created additional challenges for us. ”

“We believe that we are now well positioned to move forward by growing the company through drilling. Our business plan is based on petroleum industry fundamentals with a portfolio of drilling opportunities for this year and future years. Most importantly, we have a team that is capable of, and committed to, executing the opportunities in front of us. We look forward to an exciting 2007,” Coffield concluded.

Conference Call Information:

Gran Tierra Energy Inc. will hold a conference call to review its fourth quarter and full year 2006 results on Thursday, March 29, 2007 at 11:00 a.m. Eastern Daylight Time. The call will be hosted by Dana Coffield, President and Chief Executive Officer. Interested parties may access the conference call by dialing (866) 831-6272 (domestic) or (617)213-8859 (international), pass code # 16264446. The call will also be available via web cast at www.grantierra.com, http://www.streetevents.com, http://www.fulldisclosure.com

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on April 5, 2007, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 39227504

About Gran Tierra Energy Inc.:

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The company holds interests in producing and prospective properties in Argentina, Colombia and Peru. To date, the company has pursued a strategy that focuses on establishing a portfolio of producing properties, development and exploration opportunities, through selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

Forward Looking Statements:

Estimates of total remaining recoverable hydrocarbon liquid, gas, and plant product quantities at December 31, 2006 have been prepared in accordance with the definitions for Proved reserves set out in Rule 4-10 of Regulation S-X of the U.S. Securities and Exchange Commission. Probable and Possible reserves have been prepared in accordance with the generally accepted petroleum engineering principles provided for in the document entitled Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, promulgated by the Society of Petroleum Engineers (SPE). Reserve definitions utilized are those approved by the SPE and the World Petroleum Congress in March of 1997.

This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, whether Gran Tierra will have adequate funds to pay the liquidated damages incurred due to the delay in the effectiveness of Gran Tierra’s registration statements, whether Gran Tierra will be successful in its drilling efforts and whether Gran Tierra’s estimates for its reserves are accurate. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra's Securities and Exchange Commission filings, including, without limitation, Gran Tierra's Annual Report on Form 10-KSB for the period ended December 31, 2005. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Gran Tierra does not undertake an obligation to update forward-looking or other statements in this release.

Financial Tables to Follow

Gran Tierra Energy Inc.
Consolidated Statement of Operations and Accumulated Deficit
For the Year ended December 31, 2006 and
For the Period from Incorporation on January 26, 2005 to December 31, 2005

	Period Ended December 31,
	2006	2005
	(Expressed in U.S. dollars)

REVENUE AND OTHER INCOME
Oil sales	$11,645,553	$946,098
Natural gas sales	75,488	113,199
Interest	351,872	-
	12,072,913	1,059,297
EXPENSES
Operating	4,233,470	395,287
Depletion, depreciation and accretion	4,088,437	462,119
General and administrative	6,998,805	2,482,070
Liquidated damages	1,527,988	-
Foreign exchange loss	370,538	(31,271)
	17,219,237	3,308,205

LOSS BEFORE INCOME TAX	(5,146,324)	(2,248,908)
Income tax	(677,380)	29,228
NET LOSS	$(5,823,704)	$(2,219,680)

ACCUMULATED DEFICIT, beginning of period	(2,219,680)	-
ACCUMULATED DEFICIT, end of year	$(8,043,384)	$(2,219,680)
NET LOSS PER COMMON SHARE - BASIC & DILUTED	(0.08)	(0.16)

Weighted average common shares outstanding - basic & diluted	72,443,501	13,538,149

Gran Tierra Energy Inc.
Consolidated Balance Sheet
	Period Ended December 31,
	2006	2005
	(Expressed in U.S. dollars)
ASSETS
Current assets
Cash and cash equivalents	$24,100,780	$2,221,456
Restricted cash	2,291,360	400,427
Accounts receivable	5,089,561	808,960
Inventory	811,991	447,012
Taxes receivable	404,120	108,139
Prepaids	676,524	42,701
Total Current Assets	33,374,336	4,028,695
Oil and gas properties, using the full cost method of accounting
Proved	37,760,231	7,886,914
Unproved	18,333,054	-
Total Oil and Gas Properties	56,093,285	7,886,914
Other assets	614,104	426,294
Total Property, Plant and Equipment	56,707,389	8,313,208
Long term assets
Deferred tax asset	444,324	29,228
Long term investment	379,678	-
Goodwill	15,005,083	-
Total Long Term Assets	15,829,085	29,228
Total Assets	$105,910,809	$12,371,131
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,729,839	$1,142,930
Accrued liabilities	9,199,820	121,122
Liquidated damages	1,527,988	-
Current taxes payable	1,642,045	-
Total Current Liabilities	19,099,692	1,264,052
Long term liabilities	412,929	-
Deferred tax liability	7,153,112	-
Deferred remittance taxes	2,722,545	-
Asset retirement obligation	327,752	67,732
Total Long Term Liabilities	10,616,338	67,732
Shareholders' equity
Common shares	95,455	43,285
(78,789,104 common shares and 16,666,661 exchangeable shares, par value, $0.001 per share, issued and outstanding)
Additional paid in capital	71,311,155	11,807,313
Warrants	12,831,553	1,408,429
Accumulated deficit	(8,043,384)	(2,219,680)
Total Shareholders' Equity	76,194,779	11,039,347
Total Liabilities and Shareholders' Equity	$105,910,809	$12,371,131